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                                                                      EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
MHM Services, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-09147) on Form S-8 of MHM Services, Inc. of our report dated December 17, 1999, on the consolidated balance sheets of MHM Services, Inc. and subsidiaries as of September 30, 1999 and 1998, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the years in the three-year period ended September 30, 1999, and the related schedule, which report appears in the September 30, 1999 annual report on Form 10-K of MHM Services, Inc.

Our report dated December 17, 1999, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, has an accumulated deficit, has a working capital deficiency, and is experiencing difficulty in generating sufficient cash flows to meet its obligations and sustain its operations. Such conditions raise substantial doubt as to the Company's ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

KPMG LLP

McLean, Virginia
December 29, 1999